EMPLOYMENT AGREEMENT

This Agreement is made as of November 6, 2006 by and between WPT ENTERPRISES, INC., a Delaware corporation (the “Company”), and STEVEN LIPSCOMB (the “Executive”).

W I T N E S S E T H

WHEREAS, the Company desires to modify and extend Executive’s employment in accordance with the terms and conditions stated in this Agreement; and

WHEREAS, Executive desires to accept that employment pursuant to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the covenants and agreements contained herein, the parties hereto agree as follows:

I. Employment

1.1 Employment as Chief Executive Office and President. The Company hereby employs Executive as Founder, Chief Executive Officer and President and Executive accepts such employment pursuant to the terms of this Agreement. Executive shall report to and take direction from the Company’s Board of Directors (the “Board”). Executive will perform those duties which are usual and customary and in a manner reasonably expected for the Chief Executive Officer and President of a publicly-held company.

1.2 Board Seat. Executive shall serve as a member of the Board. Executive understands and acknowledges that upon Executive’s termination for Cause (as defined in Section 3.2 hereof), Executive will forfeit his position on the Board as of the date of termination unless such termination is the subject of a dispute between the parties. In such case, Executive will maintain his position on the Board unless and until the dispute is finally resolved, in favor of Company.

1.3 Term. Subject to any earlier termination by Executive or the Company pursuant to Article III or V hereof, Executive’s employment pursuant to this Employment Agreement shall be for a term commencing on the date hereof and continuing until December 31, 2008, provided however either the Board or Executive may unilaterally shorten the Term to December 31, 2007 by providing written notice to the other party by November 1, 2007 (the “Term”).

II.	Compensation, Benefits and Perquisites

2.1 Base Salary. During the Term, the Company shall pay Executive an annualized base salary (“Base Salary”) of Five Hundred Thousand Dollars ($500,000), which Base Salary may be adjusted upward by the Compensation Committee of the Board (the “Compensation Committee”), in its sole discretion. The Base Salary shall be payable in substantially equal regular periodic installments in accordance with the Company’s regular payroll practices.

2.2	Bonuses. Executive will be eligible for the following bonuses:

(a) Executive will participate in a bonus plan that the Compensation Committee may create that is agreeable to both Company and Executive.

(b) From the date hereof until December 31, 2006, in addition to any bonuses Executive may be entitled to as part of any Company bonus plans, including the plan described in Section 2.2(a) hereof, Executive will be entitled to a bonus equal to five percent (5%) of the Profits (as defined below) realized by the Company during the 2006 fiscal year that are in excess of $3,000,000. In the event that Executive’s employment with the Company is terminated either by Executive or by the Company for Cause (as defined in Section 3.2 hereof) prior to the end of the 2006 fiscal year, Executive will be entitled to receive the pro-rata portion of this bonus obtained by multiplying the entire bonus amount Executive would otherwise be entitled to receive under this Section 2.2(b) by a fraction (i) the numerator of which shall equal the number of full calendar months that Executive was employed by the Company during the 2006 fiscal year, and (ii) the denominator of which shall be twelve (12). “Profits” shall mean the Company’s net income as set forth on the Company’s audited financial statements for the 2006 fiscal year. Any and all bonuses accrued hereunder for a particular fiscal year will be distributed before the first day of the fifth month following the end of that fiscal year. For the purposes of clarity, Executive will not be eligible for this bonus for fiscal years 2007, 2008 or beyond.

2.3 Employee Benefits. Throughout the term of this Agreement, Executive shall be entitled to the usual and customary benefits and perquisites which the Company generally provides to its other senior executives under its applicable plans and policies (including, without limitation, healthcare coverage and retirement benefits). Executive shall pay any contributions which are generally required of executives to receive any such benefits.

2.4 Stock Option Agreement. The Company granted Executive the right and option (the “Option”) to purchase up to Six Hundred Thousand (600,000) shares of the Company’s common stock, at an exercise price equal to $8.00 per share, pursuant to the terms of a Stock Option Agreement entered into between the Company and Executive, dated August 9, 2004, a copy of which is attached hereto as Exhibit A. The Option has vested with respect to 400,000 shares of common stock, with the Option vesting as to the remaining 200,000 shares on August 9, 2007.

III.	Termination of Executive's Employment
	3.1	Termination of Employment.

(a) Executive’s employment under this Agreement may be terminated by Executive at any time for any reason. In the event of Executive’s death, this Agreement shall terminate. All options shall immediately vest on a pro-rata basis and a Company financial representative shall contact and assist Executive’s heirs in the transition of stock and accrued Company benefits.

(b) Executive’s employment under this Agreement may be terminated by the Company at any time for any reason; provided, however, that if Executive’s employment is terminated by the Company during the Term for a reason or disability other than for Cause (as defined in Section 3.2 hereof), then:

(i) the Company shall continue to pay Executive throughout the remaining Term, as separation pay, which Executive has not earned and to which Executive is not otherwise entitled, an amount equal to (A) the Base Salary in effect as of the date of termination and (B) the applicable bonus amounts otherwise required to be paid to Executive hereunder through the end of the Term, such payment to be made in the same manner as if Executive had remained continuously employed throughout the Term; and

(ii) all portions of the Option that remain unvested as of the date of termination shall immediately vest in their entirety.

(c) Executive’s employment under this Agreement may be terminated by the Company pursuant to the terms of Section 5.1(a) hereof, in which event the terms of Executive’s termination will be determined solely pursuant to the terms of Section 5.1.

(d) Any termination shall be effective as of the date specified by the party initiating the termination in a written notice delivered to the other party, which date shall not be earlier than the date such notice is delivered to the other party. Except as expressly provided to the contrary in this section or applicable law, Executive’s rights to pay, bonuses and benefits shall cease on the date his employment under this Agreement terminates; provided, however, that in the event Executive is terminated for Cause (as defined in Section 3.2 hereof) and such termination is the subject of a dispute between the parties, all pay and bonuses, if applicable, will be held in an interest-bearing trust account until the dispute is finally resolved. If the dispute is resolved in favor of Executive, all amounts held in such trust account will be released to Executive within ten (10) days of such final resolution.

(e) In the event that this Agreement is terminated pursuant to this section 3.1, Executives restrictions under 5.1 (below) shall cease to exist.

3.2 Definition of Cause. For purposes of this Article III, “Cause” will be defined as (i) Executive’s willful and continued failure to substantially perform his duties as reasonably assigned, (ii) Executive’s indictment for a criminal offense related to theft or embezzlement from the Company, which charges are not dismissed, or of which Executive is not acquitted within one (1) year, or (iii) Executive’s indictment for any felony offense that is not the result of actions performed by Executive within the scope of activities approved by the Board, which charges are not dismissed, or of which Executive is not acquitted, within one (1) year.

3.3 Notice. Executive must provide the Company with at least thirty (30) days’ written notice if Executive desires to terminate his employment under this Agreement.

IV. Confidentiality; Trade Secrets; Non-Solicitation.

4.1 Definitions. As used in this Agreement, the following terms shall have the following meanings:

(a) The term “Business” shall mean any business which produces any poker or other casino gaming television shows.

(b) The term “Confidential Information” means information that is proprietary to the Company or proprietary to others and entrusted to the Company, including, but not limited to, Trade Secrets. Confidential Information includes, but is not limited to, information related to the Company’s business plans and to its business as conducted or anticipated to be conducted, and to its past, current and/or anticipated products and services, trade secrets, patents, patent applications, systems, products, programs and techniques and any other secret, proprietary or confidential information, knowledge or data of the Company. All information disclosed to Executive, or to which Executive obtains access, whether originated by Executive or others, which is treated by the Company as Confidential Information, or which Executive has reasonable basis to believe is Confidential Information, will be presumed to be Confidential Information. The term Confidential Information will not apply to any information which (i) Executive can establish by documentation was known to him prior to receipt by him from the Company; (ii) is lawfully disclosed to Executive by a third party not deriving the same from the Company; or (iii) is presently in the public domain or becomes a part of the public domain through no fault of Executive.

(c) “Inventions” means discoveries, improvements, inventions, ideas and works of authorship (whether patentable or copyrightable) conceived or made by Executive, either solely or jointly with others, relating to any consultation, work or services performed by Executive with, for, or on behalf of or in conjunction with the Company or based on or derived from Confidential Information.

(d) “Restricted Period” means the period commencing on the date hereof and ending on the earliest to occur of (i) Executive no long receiving the salary described in Paragraph 2.1 above, or (ii) the Company ceasing to continue to conduct its business; provided that, if it is determined by a court of competent jurisdiction that Executive has violated the covenants contained in this Article 4, the Restricted Period shall be extended for an added period equal to the duration of the period of such violation.

(e) “Trade Secret” means information, including a formula, pattern, compilation, program, device, method, technique or process that (a) derives independent economic value, actual or potential, from not being generally known to the public or to other persons who can obtain economic value from its disclosure or use; or (b) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

4.2. Inventions. With respect to Inventions (irrespective of whether such Inventions are made on particular days during which Executive consults, works, or renders any service with, for, or to the Company), Executive agrees that any Invention that pertains to Restricted Projects (as defined in paragraph 5.1 below) shall be the sole and exclusive property of the Company and further agrees:

(a) to promptly and fully inform the Company in writing of such Inventions;

(b) to assign to the Company all of his rights to such Inventions, and to applications for patents and/or copyright registrations and to patents and/or copyright registrations granted upon such Inventions in the United States or in any foreign country; and

(c) to acknowledge and promptly deliver to the Company (without charge to the Company but at the expense of the Company) such written instruments and do such other acts as may be necessary, in the opinion of the Company, to obtain and maintain patents and/or copyright registrations and to vest the entire right and title thereto in the Company.

To the extent an Invention cannot conceivably be used by the Company in connection with its current or projected business or businesses (as determined in the sole reasonable discretion of the Board), the Company may, upon determination by the Board, allow Executive to own such Invention free and clear of any Company interest.

4.3. Non-Solicitation. For a nine (9) month period following the termination of this Agreement for any reason, executive will not, without the Company’s prior written consent (which may be withheld with or without reason), directly or indirectly for himself or on behalf of any other person or entity (except the Company): (i) recruit, solicit or hire as employee, consultant, independent contractor or in any other capacity whatsoever; (ii) enter into any other business relationship (including, without limitation, as partners, joint venturers, guarantors, business associates, investors, financiers, owners of a corporation or other business organization, entity or enterprise) with; or (iii) request, induce, advise or encourage a termination of employment by, any employee of the Company the term hereof.

4.4. Confidential Information. Except as required by Executive’s employment by the Company, Executive will hold any Confidential Information in the strictest of confidence and never use, disclose or publish any Confidential Information without the prior written express permission of the Company. Executive agrees to maintain control over any Confidential Information obtained and restrict access thereto to those of Executive’s fellow employees, agents or other associated parties who have a need to use such Confidential Information for the intended purpose. Executive agrees to advise and inform any party to whom Executive has provided access to the Confidential Information of its confidential nature and Executive agrees to ensure that such associated parties be bound by the terms and obligations of a confidentiality agreement in form and substance approved by the Company, if requested to do so by the Company’s Board.

4.5 Remedies. Because the breach or anticipated breach of the restrictive covenants set forth in this Article IV would result in immediate and irreparable harm and injury to the Company, for which it will not have an adequate remedy at law, the Company will be entitled to relief in equity to enjoin temporarily and/or permanently such breach or anticipated breach and to seek any and all other legal and equitable remedies to which the Company may be entitled. Executive hereby waives the claim or defense that such party has an adequate remedy at law, Executive shall not assert in any such action or proceeding the claim or defense that such party has an adequate remedy at law, and Employer shall be entitled, in addition to all other remedies or damages at law or in equity, to temporary and permanent injunctions and orders to restrain any violations of this Article IV by Executive and all persons or entities acting for or with Executive. If the Company is made or shall become a party to any litigation, commenced by or against Executive involving the enforcement of this Agreement, then the nonprevailing party in such litigation shall pay and be solely responsible for any and all costs incurred by the prevailing party in connection with such litigation, including the costs, fees, and reasonable expenses of any and all attorney’s fees.

V. Usurpation of Corporate Opportunity

5.1 Agreement Not To Pursue Restricted Projects. Executive agrees that while this Agreement is in effect, Executive will not engage in any competitive business activity or project himself, with or on behalf of any party without Board consent. (the “Restricted Projects”) provided that it is understood that Executive’s future, current and/or pre-existing projects that are not gaming related (i.e. that do not have as their primary focus standard gaming or wagering games such as poker, blackjack, bingo, etc.) shall be considered exempt from this non-compete provision (the “Exempt Projects”) and Executive will be able to pursue the Exempt Projects individually without obtaining Board approval. In the event that Executive either enters into an Agreement with a third party production entity regarding any Exempt Project or imminently before Executive actively pitches any Exempt Project to broadcast networks, Executive will give the Chairman of the Board notice. In no event shall Executive’s individual pursuit of Exempt Projects interfere with Executive’s duties under this Agreement.

(a) Pursuit of exempt projects: If the Board, in good faith, determines at its sole discretion that Executive’s pursuit of one or more Exempt Project(s) is/are materially interfering with Executive’s duties under this Agreement, the Board may give Executive written notice of such determination, at any time subsequent to its determination. Executive will have the longer of (i) thirty (30) days, or (ii) whatever time period the Board, in its sole discretion, provides to Executive, to cure any issues raised by such determination to the Board’s satisfaction. If the Board is not satisfied with Executive’s attempt to cure, it may, at its sole discretion, at any time subsequent to its determination that Executive has failed to satisfactorily cure, give Executive sixty (60) days notice that it intends to terminate this Agreement. In the alternative, the Board may elect to negotiate in good faith with Executive to modify this Agreement to accommodate both parties’ needs. To the extent any determination is to be made by the Board regarding Executive in connection with this Section, Executive will have no vote in connection with such termination and will not, unless otherwise permitted by the Board, attend any meeting of the Board to discuss such determination.

(b) Effect of Termination under this Section 5.1: At the end of the sixty (60) day period described in Section 5.1(a) above, Executive’s salary will be discontinued and any and all applicable bonuses will stop accruing. Executive will be paid any applicable bonus proportionate to the number of months worked in the year prior to his termination date. Termination under this Section 5.1 will have no effect on Executive’s stock or vested stock options in Company. Executive will continue to be entitled to his Board seat unless a majority of the Board’s outside directors determine the Executive’s Board seat should be given up.

(c) If the scope of the restrictions in this section are determined by a court of competent jurisdiction to be too broad to permit enforcement of such restrictions to their full extent, then such restrictions shall be construed or rewritten (blue-lined) so as to be enforceable to the maximum extent permitted by law, and Executive hereby consents, to the extent he may lawfully do so, to the judicial modification of the scope of such restrictions in any proceeding brought to enforce them.

5.2 Remedies. Executive acknowledges that the Company’s remedy at law for any breach or threatened breach by Executive of Section 5.1 will be inadequate. Therefore, the Company shall be entitled to injunctive and other equitable relief restraining Executive from violating those requirements, in addition to any other remedies that may be available to the Company under this Agreement or applicable law.

VI. Miscellaneous

6.1 Amendment. This Agreement may be amended only in writing, signed by both parties.

6.2 Entire Agreement. This Agreement contains the entire understanding of the parties with regard to all matters contained herein. There are no other agreements, conditions or representations, oral or written, expressed or implied, with regard thereto. This Agreement supersedes any prior agreements relating to the employment of Executive by the Company.

6.3 Assignment. This Agreement shall be binding upon, and shall inure to the benefit of, the parties and their respective successors, assigns, heirs and personal representatives.

6.4 Notices. Any notice required to be given under this Agreement shall be in writing and shall be delivered either in person or by certified or registered mail, return receipt requested. Any notice by mail shall be addressed as follows:

If to the Company, to:

WPT Enterprises, Inc.

5700 Wilshire Blvd., Suite 350

Los Angeles, CA 90036

Attention: Chairman of the Board

CC: Adam Pliska, General Counsel

If to Executive, to:

Steven Lipscomb

P.O. Box 291598

Los Angeles, CA 90029

or to such other addresses as either party may designate in writing to the other party from time to time.

6.5 Waiver of Breach. Any waiver by either party of compliance with any provision of this Agreement by the other party shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by such party of a provision of this Agreement.

6.6 Severability. If any one or more of the provisions (or portions thereof) of this Agreement shall for any reason be held by a final determination of a court of competent jurisdiction to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions (or portions of the provisions) of this Agreement, and the invalid, illegal or unenforceable provisions shall be deemed replaced by a provision that is valid, legal and enforceable and that comes closest to expressing the intention of the parties hereto.

6.7 Survival. Sections 3 and 4 hereof shall survive the termination of this Agreement.

6.8 Governing Law. This Agreement shall be interpreted and enforced in accordance with the laws of the State of California, without giving effect to conflict of law principles.

6.9 Arbitration. Any controversy or claim arising out of or relating to this Agreement or the breach of this Agreement shall be settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association, and a judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction. The arbitrator(s) shall have the authority to award the prevailing party its costs and reasonable attorney’s fees which shall be paid by the non-prevailing party. In the event the parties hereto agree that it is necessary to litigate any dispute hereunder in a court, the non-prevailing party shall pay the prevailing party its costs and reasonable attorney’s fees.

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IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date set forth above.

WPT ENTERPRISES, INC.

By:_/s/ Adam Pliska
Adam Pliska
Its: General Counsel

/s/ Steven Lipscomb

STEVEN LIPSCOMB